Exhibit 99.1

JANUARY 14, 2005

RELEASE DATE: Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR DECEMBER 31, 2004

BOCA RATON, FLORIDA - January 14, 2005 - Pointe Financial Corporation reported Net Earnings for the year ended December 31, 2004 of $3.049 million, compared to $2.493 million for the year ended December 31, 2003, an increase of $556,000 or 22.3%. The Company’s earnings per share were $1.34 basic and $1.29 diluted for the year ended December 31, 2004, compared to $1.12 per basic and $1.08 diluted share for 2003.

The Company’s book value per share increased to $16.37 at the end of 2004 compared to $15.50 at the end of 2003. Outstanding shares of common stock at December 31, 2004 were 2,287,023 compared to 2,252,028 shares outstanding at December 31, 2003.

Net interest income was $15.813 million in 2004 compared to $13.405 million during 2003, a $2.408 million or 18.0% increase. The Company’s net interest margin (net interest income to average interest earning assets) for 2004 was 4.37%, compared to 4.25% for 2003. The net interest spread (weighted average yield on interest-earning assets, less the weighted average rate paid on interest- bearing liabilities) for 2004 was 3.92%, compared to 3.78% for 2003. The continued improvement in margin and spread is attributed to the increased volume of interest-earning assets, the decrease in the average rate paid on interest-bearing liabilities. The decrease in average rate paid was driven primarily by a 37.9%, or $22.234 million increase in average demand deposits in 2004 compared to 2003. Noninterest income increased to $3.365 million in 2004 compared to $3.243 million in 2003, while noninterest expenses were $14.493 million in 2004 compared to $13.077 million in 2003, a 10.8% increase.

At December 31, 2004, total assets were $413.2 million, an increase of $64.5 million, or 18.5% from $348.7 million at December 31, 2003. Total loans outstanding were $284.1 million at December 31, 2004 compared to $253.4 million at the end of 2003, a $30.6 million, or 12.1% increase. Shareholders’ equity at December 31, 2004 was $37.4 million compared to $34.9 million at December 2003, an increase of $2.5 million or 7.2%.

The fourth quarter net income in 2004 was $635,000 compared to $743,000 for the same period in 2003. Earnings per share were $.28 basic and $.27 diluted for the quarter ended December 31, 2004, compared to $.33 basic and $.32 diluted for the same period in 2003. On October 27, 2004, Pointe Financial Corporation and The South Financial Group, Inc. announced a definitive merger agreement, pursuant to which The South Financial Group will acquire all of the outstanding shares of Pointe. The decrease in earnings during the period compared to 2003 is directly attributable to noninterest expenses related to merger costs. Noninterest expenses were $4.072 million in 2004 compared to $3.244 million for the same period in 2003. Net interest income for the fourth quarter was $4.219 million compared to

$3.598 million for the same period in 2003, an increase of $621,000 or 17.3%. Noninterest income was $785,000 for the quarter compared to $759,000 for the same period in 2003.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates ten full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company’s assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company’s newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company’s filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 4th QUARTER 2004

SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	DEC 31	DEC 31	% CHANGE
	2004	2003	DEC 31/2003
STATEMENT OF CONDITION – SUMMARY	(unaudited)	(audited)	DEC 31/2004

TOTAL ASSETS	413,212	348,714	18.5%
LOANS, NET OF ALLOWANCE	284,064	253,415	12.1%
ALLOWANCE FOR LOAN LOSSES	3,350	3,441	-2.6%
OTHER INTEREST BEARING ASSETS	14	602	-97.7%
SECURITIES	103,622	69,344	49.4%
DEPOSITS	311,038	263,866	17.9%
TIME DEPOSITS	76,501	75,535	1.3%
OTHER BORROWINGS	61,556	45,925	34.0%
STOCKHOLDERS’ EQUITY	37,441	34,917	7.2%
BOOK VALUE PER SHARE	$16.37	$15.50	5.6%
TANGIBLE BOOK VALUE PER SHARE	$15.18	$14.18	7.1%

AVERAGE BALANCES

Loans	268,984	233,521
Securities	81,373	69,582
Other Earning Assets	11,774	12,314
Total Assets	383,204	333,636

Demand Deposits	80,924	58,681
Savings and NOW Deposits	35,036	27,616
Money Market Deposits	92,333	79,711
Time Deposits	78,423	82,100
Other Borrowings	55,872	47,628
Non—interest bearing Liabilities	4,600	4,292
StockHolders’ Equity	36,015	33,608

	TWELVE MONTHS ENDED			THREE MONTHS ENDED
	DEC 31	DEC 31	% CHANGE	DEC 31	DEC 31	% CHANGE
EARNINGS SUMMARY	2004	2003	04 TO 03	2004	2003	04 TO 03

NET INTEREST INCOME	15,813	13,405	18.0%	4,219	3,598	17.3%
PROVISION FOR LOAN LOSS	215	(100)	-315.0%	-	-	N/A
NON INTEREST INCOME	3,365	3,243	3.8%	785	759	3.4%
NON INTEREST EXPENSE	14,493	13,077	10.8%	4,072	3,244	25.5%
EXTRAORDINARY ITEM	-	0	0.0%	-	0	0.0%
NET INCOME	3,049	2,493	22.3%	635	743	-14.5%

AVERAGE SHARES OUTSTANDING	2,269,110	2,230,613	1.7%	2,278,709	2,252,175	1.2%
AVERAGE DILUTED SHARES OUTSTANDING	2,372,678	2,301,391	3.1%	2,397,865	2,346,321	2.2%
BASIC EARNINGS PER SHARE	$1.34	$1.12	19.6%	$0.28	$0.33	-15.2%
DILUTED EARNINGS PER SHARE	$1.29	$1.08	19.4%	$0.27	$0.32	-15.5%

			TWELVE MONTHS ENDED
			DEC 31
SELECTED RATIO’S			2004	2003
NET INCOME TO:
AVERAGE ASSETS			0.80%	75.00%
AVERAGE EQUITY			8.47%	7.42%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS			4.37%	4.25%
INTEREST RATE SPREAD			3.92%	3.78%
NON INTEREST INCOME TO AVERAGE ASSETS			0.88%	0.97%
NON INTEREST EXPENSE TO AVERAGE ASSETS			3.78%	3.92%

RATIO OF AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES			1.38	1.33

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD			0.03%	0.21%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO			2863.25%	472.02%
LOAN LOSS RESERVE RATIO			1.17%	1.34%
TIER I CAPITAL TO TOTAL ASSETS - LEVERAGE RATIO			8.35%	10.01%